ASSET ASSIGNMENT AGREEMENT


         This ASSET ASSIGNMENT AGREEMENT ("Assignment") is made effective as of this 1 day of August 2000 ("Effective Date"), by and among Kwik Commerce, Inc., a California Corporation ("the Corporation"), and KwikWeb.com, Inc., a Nevada Corporation (the "Assignor").


                                    RECITALS
                                    --------

         A. Assignor owns KwikWeb.com which plan, concept and system includes confidential and proprietary information, not generally available to the public including, without limitation, the mark "Kwik Web" and the URL KwikWeb.com

         B. Assignor desires to acquire 25% equaling Two Million Five Hundred Thousand (2,500,000) shares of the Corporation's authorized common stock in exchange for the assignment of the Intellectual Property and related assets (collectively, the "Assigned Assets"). The Assigned Assets are more particularly described on Exhibit "C" hereto.

         C. Corporation desires to issue Two Million Five Hundred Thousand (2,500,000) shares of its authorized Common Stock to the Assignor in exchange for the acquisition of the Assigned Assets from the Assignors.

         D. The parties are executing this Agreement in order to memorialize their understanding regarding the foregoing.


                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the Recitals set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. ASSIGNMENT AND ASSUMPTION.

         1.1 Assignor hereby grants, sells, assigns, transfers and sets over unto Corporation, its successors and assigns, all right, title and interest in and to the Assigned Assets, including, without limitation any and all renewals and extensions thereof.

         1.2 Corporation assumes all existing liabilities including monthly reoccurring accounts and all expenses related to filing requirements of the public company prior to June 1st, 2000 as listed in "EXHIBIT B".

         1.3 Assignors and Corporation agree that the aggregate value of the Assigned Assets minus liabilities assumed by the Corporation shall be $1,000.00 (One Thousand Dollars).




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    2. CONSIDERATION.

         2.1 Upon the terms and subject to the conditions and covenants of this Assignment and in consideration for the Assigned Assets, Corporation shall issue to KwikWeb.com Inc., Two Million Five Hundred Thousand (2,500,000) shares (the "Shares") representing 25% of its authorized common stock, which shares shall be fully paid and non-assessable as of the date of this agreement.

         2.2 Corporation has the option to purchase One Million Shares (1,000,000) of Kwik Commerce stock from the Assignor for the amount of $200,000.00 (Two hundred thousand dollars) within 18 months from execution of this document.

         2.3 Anti Dilution: Assignor shall have the right to participate in subsequent rounds of financing of Kwik Commerce relative to its percentage ownership interest in Kwik Commerce at the same price as other investors in the round.


1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CALIFORNIA CORPORATION. The California Corporation hereby represents, warrants and covenants to the Assignor as follows:

         1.1 ORGANIZATION. GOOD STANDING AND QUALIFICATION. The California Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         1.2 CAPITALIZATION. The authorized capital of the California Corporation consists of Ten Million (10,000,000) shares of no par value common stock.

         1.3 AUTHORIZATION. All corporate action on the pan of the California Corporation, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the shares of the California Corporation and the performance of all obligations of the California Corporation hereunder has been or will be taken. This Agreement constitutes the valid and legally binding obligation of the California Corporation, enforceable in accordance with its terms.

         1.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, declaration or filing with, any federal, state or local governmental authority on the part of the California Corporation is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings required pursuant to applicable federal and state securities laws and blue sky laws.

         1.5 COMPLIANCE WITH OTHER INSTRUMENTS. The California Corporation is not in violation in any material respect of any provision of its Certificate of Incorporation or Bylaws nor, to its knowledge, in any material respect of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the California Corporation is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the California Corporation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any

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such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the California Corporation or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the California Corporation, its business or operations or any of its assets or properties.

         1.6 DISCLOSURE. The California Corporation has fully provided the Assignor with all the information that the Assignor has requested for deciding whether to enter into this Agreement. To the best of its knowledge after due inquiry, neither this Agreement (including all the exhibits hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NEVADA CORPORATION. The Nevada Corporation hereby represents, warrants and covenants to the California Corporation as follows:

         2.1 ORZANIZATION, GOOD STANDING AND QUALIFICATION. The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

         2.2 CAPITALIZATION. The authorized capital of the Nevada Corporation consists of:

                  2.2.1 COMMON STOCK. Nine Million Nine Hundred Ten Thousand (9,910,000) shares of no par value common stock are issued and outstanding, as of the date of this Agreement.

                  2.2.2 VALID ISSUANCE OF STOCK. All of the issued and outstanding shares of the Nevada Corporation common stock have been duly authorized, validly issued in accordance with applicable State and Federal securities laws, and are fully paid and nonassessable.

         2.3 AUTHORIZATION. All corporate action on the part of the Nevada Corporation, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Nevada Corporation hereunder has been or will be taken. This Agreement constitutes the valid and legally binding obligation of the Nevada Corporation, enforceable in accordance with its terms.

         2.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of or registration, qualification, declaration or filing with, any federal, state or local governmental authority on the part of the Nevada Corporation is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filings required pursuant to applicable federal and state securities laws and blue sky laws.

         2.5 COMPLIANCE WITH OTHER INSTRUMENTS. The Nevada Corporation is not in violation in any material respect of any provision of its Articles of Incorporation or Bylaws nor, to its knowledge, in any material respect of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Nevada Corporation is subject and a violation of

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


which would have a material adverse effect on the condition, financial or otherwise, or operations of the Nevada Corporation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lieu, charge or encumbrance upon any assets of the Nevada Corporation or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Nevada Corporation, its business or operations or any of its assets or properties.

         2.6 ASSUMED OBLIGATIONS: CONTRACTS AND INSTRUMENTS. To the best of its knowledge, the Nevada Corporation has no adverse claims of any kind. To the best of its knowledge, the Nevada Corporation is not in breach or violation of, or default under any contract or instrument to which the Nevada Corporation is a party and/or by which its assets are bound, and to the best of its knowledge, no event has occurred which, with the lapse of time or action by any third party could result in a breach or violation of or default by the Nevada Corporation under any contract or other instrument to which the Nevada Corporation is a party or by which its assets are bound or affected.

         2.7 DISCLOSURE. The Nevada Corporation has fully provided the California Corporation with all the information that the California Corporation has requested for deciding whether to enter into this Agreement. To the best of its knowledge after due inquiry, neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.


3. CONDITIONS PRECEDENT TO CLOSING.

         3.1 CONDITIONS PRECEDENT. This Agreement, and the obligations of the parties hereunder are subject to the following conditions precedent:

                  3.1.1 BOARD OF DIRECTORS APPROVAL. The approval of the Board of Directors of each Constituent Corporation.

                  3.1.2 PERFORMANCE OF AGREEMENT. The California Corporation and the Nevada Corporation shall each have delivered all documents and instruments required by this Section 5 and performed and observed in all material respects all covenants, obligations, agreements and conditions to be performed or observed by them under this Agreement on or prior to the Closing Date.

                  3.1.3 REPRESENTATIONS, WARRANTIES AND COVENANTS IN FULL FORCE AND EFFECT. There shall not have occurred or been discovered any material breach or inaccuracy of any representation or warranty made by either of the Constituent Corporations, and there shall not have occurred any material breach of any covenant or obligation required by this Agreement or


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by law to have been made or performed by either of the Constituent Corporations prior to the Effective Date.

         3.2 CALIFORNIA CORPORATION OBLIGATIONS AT CLOSING. At the Closing, the California Corporation shall deliver or cause to be delivered to the Nevada Corporation, in form satisfactory to the Nevada Corporation the following:

                  3.2.1 CONSENT OF THE BOARD OF DIRECTORS. A copy of the Written Consent of the Board of Directors of the California Corporation adopting the Assignment Agreement, approving the Assignment and authorizing the execution, delivery and performance of this Agreement;

         3.3 NEVADA CORPORATION OBLIGATIONS AT CLOSING. Except as otherwise set forth below, at the Closing, the Nevada Corporation shall deliver or cause to be delivered to the California Corporation the following:

                  3.3.1 CONSENT OF THE BOARD OF DIRECTION. A copy of the Written Consent of the Board of Directors of the Nevada Corporation adopting the Assignment Agreement and the Assignment and authorizing the Nevada Corporation's execution, delivery and performance of this Agreement.


4. POST-CLOSING COVENANTS

         4.1 INDEMNIFICATION. Each of the Constituent Corporations does hereby agree to indemnify and hold harmless the other, its officers, directors, employees, shareholders, successors and assigns, from and against and in respect of any and all claims, suits, actions, proceedings, governmental investigations, judgments, deficiencies, damages, debts, liabilities and obligations including, without limitation, legal fees and expenses, arising out of or based upon any breach by the other of any representation, warranty, covenant or agreement contained in this Agreement.


5. GENERAL PROVISIONS

         5.1 AMENDMENT. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement prior to the Effective Date.

         5.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any



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


Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         5.3 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         ADDRESSES FOR NOTICES:

         If to California Corporation: 2055 Newcastle Ave. Cardiff by the Sea, CA 92007
                              PH: (760) 943-7829
                              Fax: (760) 943-0367

         If to Nevada Corporation: 374 N. Coast Hy. 101, suite F14, Encinitas, CA 92024
                              PH: (760) 436-5436
                              Fax:  (760) 436-4960

         5.4 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         5.5 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

         5.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         5.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         5.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.


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



IN WITNESS WHEREOF, Kwik Commerce a California corporation and KwikWeb.com a Nevada corporation have caused this Agreement to be executed and delivered effective as of the date first written above.

                                      KWIK COMMERCE, INC.
                                      A CALIFORNIA CORPORATION


                                      By: /s/ signature
                                         ------------------------------
                                         President & CEO


                                      By: /s/ signature
                                         ------------------------------
                                         Director


                                      KWIKWEB.COM, A NEVADA CORPORATION



                                      By:
                                         ------------------------------
                                         Director



                                      By:
                                         ------------------------------
                                         Director